EXHIBIT 99.1

[Encore Wire Corporation Logo Omitted]

Encore Wire Corporation 1410 Millwood Road McKinney, Texas 75069 972-562-9473	PRESS RELEASE	Contact:	November 18, 2004 Frank J. Bilban Vice President & CFO
For Immediate Release

ENCORE WIRE NAMED SUPPLIER OF THE YEAR BY IMARK MARKETING GROUP

MCKINNEY, TX — Encore Wire Corporation (NASDAQ/NMS: WIRE) today announced that the Company had won two awards from the “IMARK GROUP”. IMARK is a large national marketing group of electrical distributors. Encore Wire won the awards for “Supplier of the Year” and “Excellence in Service and Delivery” based on member ratings of all suppliers’ performance from July 1, 2003 through June 30, 2004.

Encore Wire was named winner of these awards in the large supplier category. These awards were based on criteria established by the IMARK GROUP, including; providing superior order fill rates, consistently providing accurate shipments and invoices, and providing superior customer service and conflict resolution as needed.

Vincent A. Rego, Chairman and Chief Executive Officer of Encore Wire Corporation, said, “On behalf of the entire Encore Wire team, I want to say thank you to all of our valued customers in IMARK. We are honored to have been chosen the recipient of these two prestigious awards. It is very gratifying to us to be recognized by our most important stakeholders, our customers, as a provider of high-quality service and delivery among the suppliers to electrical distributors. These suppliers supply a myriad of products far beyond the wire industry. We are pleased to see that the criteria IMARK used are the same criteria we judge ourselves on internally on a daily basis. There is no substitute for setting high goals and working hard every day to achieve them. Our staff is dedicated to being the best supplier in the electrical industry by exceeding customer expectations. We will continue to focus on these important criteria in addition to innovating new wire products and maintaining strong personal relationships with our valued customers as we continue to grow Encore Wire in the future.”

Encore Wire Corporation manufactures a broad range of copper electrical wire for interior wiring in homes, apartments, manufactured housing and commercial and industrial buildings.

The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.